Exhibit 4.6

$200,000,000 TERM LOAN AGREEMENT dated as of November 27, 2024 between BASIN ELECTRIC POWER COOPERATIVE, as Borrower and COBANK, ACB, as Lender

(ii)

SCHEDULES:

Schedule 1	Information Relating to the Lender
Schedule 2.05(a)(i)	Repayment of Principal of Initial Term Loan
Schedule 2.05(a)(ii)	Repayment of Principal of Incremental Term Loan
Schedule 3.03(a)	Borrower Materials
Schedule 3.04	Subsidiaries of the Borrower and Ownership of Subsidiary Stock
Schedule 3.05	Financial Statements
Schedule 3.07	Regulatory Approval
Schedule 3.08	Litigation and Proceedings
Schedule 3.12	ERISA Disclosure
Schedule 3.14(a)	Existing Indebtedness
Schedule 3.14(b)	Existing Loan Agreements
Schedule 3.18	Collateral Filings
EXHIBITS:

Exhibit A	Form of Supplement
Exhibit B	Form of Loan Request
Exhibit C	Form of Opinion of Special Counsel for the Borrower
Exhibit D	Form of Opinion of General Counsel for the Borrower
Exhibit E	Form of Opinion of Special Energy Regulatory Counsel for the Borrower
(iii)

TERM LOAN AGREEMENT, dated as of November 27, 2024, among BASIN ELECTRIC POWER COOPERATIVE, an electric cooperative corporation existing under the laws of the State of North Dakota, as Borrower (the “Borrower”), and COBANK, ACB, a federally chartered instrumentality of the United States, as Lender (the “Lender”).
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Accounting Requirements” is defined in the Indenture.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.
“Agreement” means this Term Loan Agreement.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” has the meaning assigned to such term in Section 3.03(a).
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with Accounting Requirements.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.
“CoBank Equities” means any of Borrower’s stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of Borrower) and other equities in CoBank acquired in connection with, or because of the existence of, Borrower’s patronage loan from CoBank (or its affiliate), and the proceeds of any of the foregoing.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder from time to time.
“Collateral Filings” is defined in Section 4.02(g).
“Commitment” means the commitment of the Lender to make Loans hereunder in the aggregate principal amount of $200,000,000.
“Communications” shall have the meaning set forth in Section 9.01(e)(ii).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Affiliates.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means, with respect to any Loan, that rate of interest per annum that is 2.00% above the Term Loan Rate applicable to such Loan.
“dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under section 414 of the Code.
“Event of Default” is defined in the Indenture.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to the Lender’s failure to comply with Section 2.08(g) and (c) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Fee Letters” means the Mandate Letter dated as of August 23, 2024, the Amended and Restated Fee Letter dated as of September 24, 2024, and the letter confirming the agreement regarding the forward setting of the fixed rate dated October 31, 2024, each between the Borrower and the Lender.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Funding Date” is defined in Section 2.01.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Incremental Term Loan” is defined in Section 2.01.
“Indebtedness” with respect to any Person means, at any time, without duplication, (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) (i) all liabilities appearing on its balance sheet in accordance with Accounting Requirements in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with Accounting Requirements in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under Accounting Requirements.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).

“Indenture” means that certain Amended and Restated Indenture, dated as of May 5, 2015, by and between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented from time to time.
“Initial Funding Date” is defined in Section 2.01.
“Initial Term Loan” is defined in Section 2.01.
“Interest Rate Adjustment Event” means the occurrence of any of the following:
(a)    the Borrower defaults in the performance of Section 5.01(a) or (b) or Section 5.02 of this Agreement; provided that, such Interest Rate Adjustment Event shall terminate immediately upon the performance thereof by the Borrower;
(b)    any representation or warranty made in writing by or on behalf of the Borrower or by any officer of the Borrower in the Indenture or this Agreement or in any writing furnished in connection with the transactions contemplated by this Agreement or the Supplement proves to have been false or incorrect in any material respect on the date as of which made; provided that, such Interest Rate Adjustment Event shall terminate upon the Borrower providing accurate information in writing to the Lender correcting such false or incorrect representation or warranty; provided, further that with respect to any such false or incorrect representation or warranty, the underlying event or condition of which could reasonably be expected to result in a Material Adverse Effect, such Interest Rate Adjustment Event shall only terminate (i) upon such false or incorrect representation or warranty no longer being false or incorrect or (ii) if the underlying event or condition could no longer reasonably be expected to result in a Material Adverse Effect;
(c)    (i) the Borrower fails to pay any portion of the principal, interest, Make-Whole Amount or premium when due and payable under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Borrower, including any Outstanding Secured Obligation, whether such indebtedness now exists or shall hereafter be created, in an aggregate outstanding principal amount of at least $25,000,000, or (ii) the Borrower is in default in the performance of or compliance with any other term of any bond, debenture, note or other evidence of indebtedness for money borrowed by the Borrower, including any Outstanding Secured Obligation, whether such indebtedness now exists or shall hereafter be created, in an aggregate outstanding principal amount of at least $25,000,000, and as a consequence of such default such indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, without such indebtedness having been discharged or such declaration of acceleration having been rescinded or annulled within a period of ten (10) days after such acceleration; provided that, such Interest Rate Adjustment Event shall terminate upon such indebtedness having been discharged or such declaration of acceleration having been rescinded or annulled; or

(d)    unless such lien has been released in accordance with the provisions of the Indenture, any lien granted to the Trustee pursuant to the Indenture is invalid, void, unenforceable or, with respect to any collateral purported to be encumbered thereby, unperfected or ceases to have the first priority subject only to Permitted Exceptions or Prior Liens each as defined in and as permitted under Section 13.6 of the Indenture, or the Borrower or any other obligor shall have commenced any proceeding or taken other action to render any such lien invalid, or to avoid any such lien or to render any such lien unenforceable or unperfected or to challenge the priority of such lien; provided that, such Interest Rate Adjustment Event shall terminate upon the reinstatement or perfection of such lien or the Borrower or such other obligor terminating such proceeding or such other action.
“Interest Rate Adjustment Event Rate” means, with respect to any Loan, that rate of interest per annum that is 2.00% above the Term Loan Rate applicable to such Loan.
“Lien” means with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Loan Documents” means this Agreement (including the schedules and exhibits hereto), the Indenture, the Supplemental Indenture and the Notes.
“Loan Request” means a request for Loans substantially in the form of Exhibit B.
“Loan” is defined in Section 2.01.
“Make-Whole Amount” is defined in the Supplement.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement, any other Loan Document or the Indenture or (c) the validity or enforceability of this Agreement, any other Loan Document or the Indenture.
“Maturity Date” means (a) November 15, 2034 with respect to the Initial Term Loan and (b) May 15, 2035 with respect to the Incremental Term Loan.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Borrower or any Subsidiary primarily for the benefit of employees of the Borrower or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Note” has the meaning set forth in Section 2.05(d).
“Obligations” means all Loans, advances, debts or liabilities owing by the Borrower to the Lender, any Affiliate of the Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner. The term includes, without limitation, all interest, charges, expenses, fees, reasonable and documented external attorneys’ fees and disbursements, reasonable and documented external paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Borrower whose responsibilities extend to the subject matter of such certificate.
“Other Applicable U.S. Tax Law” means all regulations and other guidance issued by the IRS and any decisions of any federal court including the Tax Court, the Court of Federal Claims, the federal District Courts, the federal Circuit Courts and the Supreme Court.
“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes.
“Outstanding Secured Obligation” is defined in the Indenture.
“Participant” has the meaning set forth in Section 9.04(c).
“Participant Register” has the meaning set forth in Section 9.04(c).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.
“Supplement” has the meaning set forth in Section 2.11.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under Accounting Requirements and (b) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Rate” means the rate per annum equal to (a) 6.11% with respect to the Initial Term Loan and (b) 6.16% with respect to the Incremental Term Loan.
“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Trust Estate” is defined in the Indenture.
“Trustee” means U.S. Bank National Association, as Trustee under the Indenture, and its successors and assigns thereto.
“UCC” means, the Uniform Commercial Code as enacted and in effect from time to time in the state whose laws are treated as applying to the Trust Estate.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting nature shall be construed in accordance with GAAP and all financial data submitted pursuant hereto shall be prepared in accordance with such principles, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
ARTICLE II
THE CREDITS
SECTION 2.01. Term Loan Commitment. Subject to the terms and conditions set forth herein, the Lender agrees (a) to make a single term loan (the “Initial Term Loan”) on or prior to December 13, 2024 (the “Initial Funding Date”) in the principal amount of $100,000,000 and (b) to make an additional single term loan (the “Incremental Term Loan”; together with the Initial Term Loan, collectively the “Loans” and individually each a “Loan”) on or prior to May 15, 2025 (the “Incremental Funding Date”; together with the Initial Funding Date, the “Funding Dates” and individually each a “Funding Date”) in the principal amount of $100,000,000. The Commitment will terminate concurrently with the making of the Incremental Term Loan. For the avoidance of doubt, the aggregate Loans made hereunder shall not exceed the amount of the Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, amounts repaid or prepaid in respect of Loans may not be reborrowed.
SECTION 2.02. Requests for Loans. To request a Loan, the Borrower shall notify the Lender of such request by telephone not later than 11 a.m. (Mountain time) one (1) Business Day before the date of the proposed Loan. Each such telephonic Loan Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic communication to the Lender of a written Loan Request signed by the Borrower. Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.01:
(i)    the amount of the requested Loan;
(ii)    the Funding Date of such Loan; and
(iii)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

SECTION 2.03. Funding of Loans. The Lender shall make each Loan on the Funding Date thereof by wire transfer of immediately available funds by 12:00 noon (Mountain time) to the account of the Borrower designated in the applicable Loan Request.
SECTION 2.04. Interest.
(a)    Interest Rate: Term Loan Rate; Interest Rate Adjustment Event Rate; Default Rate. The Borrower agrees to pay interest on the unpaid principal balance of each Loan at the applicable Term Loan Rate or, upon the occurrence and during the continuation of an Interest Rate Adjustment Event, the applicable Interest Rate Adjustment Event Rate. To the extent permitted by law, interest shall be paid on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest, any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the applicable Default Rate.
(b)    Calculation of Interest and Payment. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Loan shall be: (A) calculated semi-annually in arrears and on the Maturity Date of such Loan and (B) payable semi-annually in arrears on the 15th day of each May and November and on the Maturity Date of such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(c)    Acceleration. Upon the Loans becoming due and payable as the result of an Event of Default under the Indenture, whether automatically or by declaration, the outstanding principal amount of the Loans will forthwith mature and such entire unpaid principal amount, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount, if any, shall all be immediately due and payable.
SECTION 2.05. Repayment of Loans; Obligation Register.
(a)    Repayment of Principal.
(i)    The principal of the Initial Term Loan shall be repaid in the amounts and on the dates set forth on Schedule 2.05(a)(i), with the remaining unpaid principal balance of the Initial Term Loan due and payable in full, together with accrued but unpaid interest and all other sums owing under this Agreement, on the applicable Maturity Date.
(ii)    The principal of the Incremental Term Loan shall be repaid in the amounts and on the dates set forth on Schedule 2.05(a)(ii), with the remaining unpaid principal balance of the Incremental Term Loan due and payable in full, together with accrued but unpaid interest and all other sums owing under this Agreement, on the applicable Maturity Date.

(iii)    Amounts repaid pursuant to this Agreement may not be re-borrowed.
(b)    Voluntary Prepayment. The Borrower may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Loans, in an amount not less than $1,000,000 of the aggregate principal amount of then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Borrower will give the Lender written notice of each optional prepayment under this Section 2.05 not less than 15 Business Days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Loans to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Borrower shall deliver to the Lender a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. So long as no Event of Default exists and is continuing under the Indenture, all partial prepayments pursuant to this Section 2.05(b) shall be applied to such installments of principal of the Initial Term Loan and the Incremental Term Loan as the Borrower shall designate. If an Event of Default exists and is continuing under the Indenture, all partial prepayments pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the Initial Term Loan and the Incremental Term Loan.
(c)    [Reserved].
(d)    Notes. The Borrower’s obligation to repay each Loan and all other obligations under this Agreement shall be evidenced by a promissory note (such note, a “Note”) in substantially the form set forth in the Supplement (with such changes therein, if any, as shall be approved by the Lender), duly executed, dated the Funding Date and payable to the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). The Borrower shall keep, or cause the Trustee to keep, an Obligation Register in accordance with Section 3.7 of the Indenture for the registration of the Notes.
SECTION 2.06. Fees. The Borrower agrees to pay to the Lender fees payable in the amounts and at the times as set forth in the Fee Letters. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

SECTION 2.07. Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)    Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(c)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.08. Taxes.
(a)    Defined Terms. For purposes of this Section 2.08, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.08, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(f)    Status of Lender. (i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed original documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other original documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such original documentation (other than such documentation set forth in Section 2.08(f)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.
(ii)    Without limiting the generality of the foregoing, the Lender shall deliver to the Borrower on or prior to the Initial Funding Date (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 (or successor form) certifying that the Lender is exempt from U.S. federal backup withholding tax.

If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code or Other Applicable U.S. Tax Law, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or Other Applicable U.S. Tax Law) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.08 shall survive any assignment of rights by the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.09. Payments Generally.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.07 or 2.08, or otherwise) prior to 3:00 p.m. (Mountain time), on the date when due, in immediately available funds, without set off or counterclaim, in accordance with the wire transfer instructions of the Lender set forth in Schedule 1. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender in such manner and place as shall from time to time be specified by the Lender, except as otherwise expressly provided in the relevant Loan Document. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in dollars.
SECTION 2.10. Mitigation Obligations. If the Lender requests compensation under Section 2.07, or requires the Borrower to pay any Indemnified Taxes then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of the Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.07 or 2.08, as the case may be, in the future, and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
SECTION 2.11. Security. The Obligations shall be secured by the Indenture, as supplemented by the Forty-First Supplemental Indenture, to be dated on or around November 1, 2024 (such Forty-First Supplemental Indenture being referred to as the “Supplement”), which will be substantially in the form attached hereto as Exhibit A, with such changes therein, if any, as shall be approved by the Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
SECTION 3.01. Organization; Power and Authority. The Borrower is an electric cooperative corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Loan Documents and to perform the provisions hereof and thereof.
SECTION 3.02. Authorization, Etc. The Loan Documents have been duly authorized by all necessary corporate action on the part of the Borrower, and this Agreement, the Indenture and the Supplement constitute, and upon execution, authentication (in the case of the Notes) and delivery thereof, each Note and such other Loan Document will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.03. Disclosure.
(a)    This Agreement (including the schedules and exhibits hereto), the financial statements listed in Schedule 3.05 and the documents, certificates or other writings delivered to the Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby and identified on Schedule 3.03(a) (this Agreement and such documents, certificates or other writings and such financial statements delivered to the Lender being referred to, collectively, as the “Borrower Materials”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, that with respect to any future projections or forward-looking statements made by the Borrower and contained in the Borrower Materials, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof.
(b)    Except as disclosed in the Borrower Materials, since December 31, 2023, there has been no change in the financial condition, operations, business, or properties of the Borrower or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.04. Organization and Ownership of Shares of Subsidiaries.
(a)    Schedule 3.04 is (except as noted therein) a complete and correct list of the Borrower’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Borrower and each other Subsidiary.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 3.04 as being owned by the Borrower and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Borrower or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3.04).
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
SECTION 3.05. Financial Statements; Material Liabilities. The Borrower has delivered to the Lender copies of the consolidated financial statements of the Borrower and its Subsidiaries listed on Schedule 3.05. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Borrower and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Borrower Materials.
SECTION 3.06. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Borrower of the Loan Documents will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien, other than the Lien created under the Indenture, in respect of any property of the Borrower or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Borrower or any Subsidiary.
SECTION 3.07. Governmental Authorizations, Etc. Except for the Collateral Filings contemplated by Section 3.11 and the regulatory approval listed in Schedule 3.07, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower of the Loan Documents.

SECTION 3.08. Litigation; Observance of Statutes and Orders.
(a)    Except as set forth on Schedule 3.08, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Borrower nor any Subsidiary is (i) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 3.16), which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.09. Taxes. The Borrower and its Subsidiaries have or caused to be filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with Accounting Requirements. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all material respects. The U.S. federal income tax liabilities of the Borrower and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2020.
SECTION 3.10. Title to Property; Leases. The Borrower and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 3.05 or purported to have been acquired by the Borrower or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens (other than the Lien created under the Indenture) prohibited by this Agreement or the Indenture, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.
SECTION 3.11. Licenses, Permits, Etc. The Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.
SECTION 3.12. Compliance with Employee Benefit Plans.
(a)    The Borrower and each ERISA Affiliate have operated and administered each Plan (other than any Multiemployer Plan) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability, other than such liabilities as would not be individually or in the aggregate Material, pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to “employee benefit plans” (as defined in section 3(3) of ERISA); and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) or section 401(a)(29) of the Code or to such penalty or excise tax provisions or to section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $26,000,000 in the case of any single Plan and by more than $26,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in section 3 of ERISA.
(c)    The Borrower and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower and its Subsidiaries is set forth in Schedule 3.12.
(e)    The Borrower and its Subsidiaries do not have any Non-U.S. Plans.
SECTION 3.13. Use of Proceeds; Margin Regulations. The Borrower will apply the proceeds of the sale of the Loans to refinance existing Indebtedness, fund capital expenditures, and for general corporate purposes in compliance with all laws referenced in Section 3.15. No part of the proceeds from the sale of the Loans hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Borrower and its Subsidiaries and the Borrower does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
SECTION 3.14. Existing Indebtedness.
(a)    There has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Borrower or its Subsidiaries from the Indebtedness set forth in the Borrower’s unaudited consolidated balance sheets for the quarter ended June 30, 2024, other than as set forth on Schedule 3.14(a). Such unaudited balance sheets as amended and supplemented by Schedule 3.14(a) set forth a complete and correct list of all outstanding Indebtedness that, individually, exceeds $1,000,000 in principal amount of the Borrower and its Subsidiaries as of June 30, 2024 (including descriptions of the principal amounts outstanding, any collateral therefor and any Guaranty thereof). Neither the Borrower nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Borrower or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Borrower or any Subsidiary the outstanding principal amount of which exceeds $25,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Neither the Borrower nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness in respect of the Loans, except as disclosed in Schedule 3.14(b).
SECTION 3.15. Foreign Assets Control Regulations, Etc.
(a)    Neither the Borrower nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither the Borrower nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic

Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Borrower’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the Loans hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Borrower or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person in violation of applicable law, (B) for any purpose that would cause the Lender to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause the Lender to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause the Lender to be in violation of, any applicable Anti-Corruption Laws.
(d)    The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
SECTION 3.16. Status under Certain Statutes. Neither the Borrower nor any Subsidiary is subject to regulation (a) as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (b) as a “holding company” under the Public Utility Holding Company Act of 2005, or (c) the ICC Termination Act of 1995, as amended. The Borrower is a “public utility” and a “transmitting utility” under the Federal Power Act, as amended, and is not in violation of or in default under any regulations and orders of the Federal Energy Regulatory Commission applicable to the Borrower or its assets the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 3.17. Lien of the Indenture. The Indenture (excluding the Supplement) constitutes, and when the Supplement is executed and delivered by the Borrower and the Trustee and filed and recorded, the Indenture will constitute, a direct and valid lien upon all of the properties and assets of the Borrower specifically or generally described or referred to in the Indenture as being subject to the lien thereof, subject only to the exceptions referred to or permitted in the Indenture, and will create a similar lien upon all properties and assets acquired by the Borrower after the date hereof which are required to be subjected to the lien of the

Indenture, when acquired by the Borrower, subject only to the exceptions referred to in the Indenture and free from all other prior liens, charges and encumbrances and subject, further, as to real property, to the recordation of a supplement to the Indenture describing such after-acquired property; the descriptions of all such properties and assets contained in the granting clauses of the Indenture are correct and adequate for the purposes of the Indenture; the Indenture (excluding the Supplement) has been duly recorded as a mortgage and deed of trust of real estate, and any required filings (other than with respect to filing the Supplement) with respect to personal property and fixtures subject to the lien of the Indenture have been duly made in each place in which such recording or filing is required to protect, preserve and perfect the lien of the Indenture; all taxes and recording and filing fees required to be paid with respect to the execution, recording or filing of the Indenture, the filing of financing statements related thereto and similar documents and the Loans (other than with respect to filing the Supplement) have been paid; and the Supplement will be duly recorded or filed on or prior to the Initial Funding Date in the real and personal property records in each place in which the Indenture (excluding the Supplement) has been recorded or filed and in all other places required to protect, preserve and perfect the lien of the Indenture, and all taxes and recording and filing fees required to be paid with respect to the execution, recording or filing of the Supplement will be paid.
As of the date hereof, the Borrower has no “Excludable Property” as defined in the Indenture.
SECTION 3.18. Filings. No action, including any filings, registration or notice, is necessary or advisable in North Dakota, South Dakota, Wyoming, Colorado, Montana, Iowa and Nebraska or any other jurisdictions to ensure the legality, validity, enforceability, priority, perfection or admissibility into evidence of the Loan Documents except for the Collateral Filings set forth in Schedule 3.18, which have been filed on or prior to the Initial Funding Date. No action, including any filing, registration or notice, is necessary or advisable in North Dakota, South Dakota, Wyoming, Colorado, Montana, Iowa or Nebraska or any other jurisdiction to establish or protect for the benefit of the Trustee and the Lender, the security interest and Liens purported to be created under the Indenture and the other Loan Documents, except in each case for the Collateral Filings (and the filing of continuation statements with respect to any Collateral Filing at the time and in the manner provided under applicable law).
SECTION 3.19. Beneficial Ownership Certification. As of the Effective Date, the information included in any Beneficial Ownership Certification is true, correct and complete in all respects.

ARTICLE IV
CONDITIONS
SECTION 4.01. Conditions to Effective Date. The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    the Lender (or its counsel) shall have received from the Borrower either (i) a counterpart of this Agreement signed by the Borrower or (ii) written evidence satisfactory to the Lender (which may include electronic transmission of a signed signature page of this Agreement) that the Borrower has signed a counterpart of this Agreement;
(b)    if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to any applicable Lender a Beneficial Ownership Certification in relation to the Borrower;
(c)    CoBank shall have received evidence that the Borrower has made a minimum equity investment of $1,000 in CoBank; and
(d)    the Lender shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
SECTION 4.02. Conditions to Each Loan. The obligation of the Lender to make a Loan on each applicable Funding Date is subject to the satisfaction of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Borrower in this Agreement shall be correct when made and on the Funding Date (other than those representations and warranties that specifically refer to an earlier date, in which case such representations and warranties shall have been correct as of such earlier date).
(b)    Performance; No Default. The Borrower shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the Funding Date. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 3.13), no Default or Event of Default shall have occurred and be continuing.
(c)    Compliance Certificates. The Borrower shall have performed and complied with all agreements and conditions contained in the Indenture which are required to be performed or complied with by the Borrower for the incurrence of the Loans. In addition, the Borrower shall have delivered the following certificates:
(i)    Officer’s Certificate. The Borrower shall have delivered to the Lender (A) an Officer’s Certificate certifying that the conditions specified in Sections 4.02(a), (b) and (f) of this Agreement have been fulfilled, and (B) copies of all certificates and opinions required to be delivered to the Trustee under the Indenture in connection with the incurrence of the Loan under the Indenture, in each case, dated the Funding Date.
(ii)    Secretary’s Certificate. The Borrower shall have delivered to the Lender a certificate of its Secretary or Assistant Secretary, dated the Funding Date, certifying as to the articles of incorporation, bylaws and resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement, the Supplemental Indenture and the Notes.
(d)    Opinions of Counsel. The Lender shall have received opinions in form and substance satisfactory to the Lender, dated the Funding Date (i) from (A) Orrick, Herrington & Sutcliffe LLP, counsel for the Borrower, (B) Mark D. Foss, Esq., General Counsel to the Borrower, and (C) special energy regulatory counsel to the Borrower covering the matters set forth in Exhibits C, D and E, respectively, and covering such other matters incident to the transactions contemplated hereby as the Lender or its counsel may reasonably request (and the Borrower hereby instructs its counsel to deliver such opinions to the Lender) and (ii) from Greenberg Traurig, LLP, the Lenders’ special counsel in connection with such transactions, covering such matters incident to such transactions as the Lender may reasonably request.
(e)    Payment of Special Counsel Fees. Without limiting the provisions of Section 9.03, the Borrower shall have paid on or before the Funding Date the fees, charges and disbursements of the Lender’s special counsel referred to in Section 4.02(d)(ii) to the extent reflected in a statement of such counsel rendered to the Borrower at least one Business Day prior to the Funding Date.
(f)    Changes in Corporate Structure. The Borrower shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity at any time following the date of the most recent financial statements referred to in Schedule 3.05.
(g)    UCC Financing Statements and the Supplement. All UCC Financing Statements, the Supplement, the Indenture or other instruments with respect thereto as may be necessary, shall have been duly filed or recorded by any debtor party in such manner and in such places as is satisfactory to the Lender and the Borrower and as described in Schedule 3.18 (the “Collateral Filings”) to establish and perfect the security interests and liens of the Trustee, in the Trust Estate created by or pursuant to the

Indenture and which can be perfected by filing the Indenture, the Supplement or a UCC financing statement under the UCC.
(h)    Note. The Lender shall have received a Note with respect to such Loan, signed on behalf of the Borrower.
(i)    Lender Fees and Expenses. The Borrower shall have paid all fees and reimbursed all expenses as the Borrower shall have agreed to pay to the Lender on or prior to the Funding Date in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder.
(j)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to the Lender and its special counsel, and the Lender and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Lender or such special counsel may reasonably request. The Lender shall have received a copy of the Indenture (together with all amendments and supplements thereto), certified by the Borrower as of the Funding Date.
Each such Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all amounts payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:
SECTION 5.01. Financial Statements and Business Information. The Borrower will furnish to the Lender:
(a)    Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), copies of, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and (ii) consolidated statements of income and cash flows of the Borrower and its Subsidiaries, for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)    Annual Statements — within 120 days after the end of each fiscal year of the Borrower, copies of, (i) a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such year, and (ii) consolidated statements of income and cash flows of the Borrower and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)    SEC and Other Reports — promptly upon their becoming available, to the extent not otherwise publicly available and not otherwise required to be furnished to the Lender pursuant to this Agreement, one copy of (i) each financial statement, report, notice or, proxy statement sent by the Borrower or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by the Lender), and each final prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the SEC, if the Borrower or any Subsidiary files any such documents with the SEC;
(d)    Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;
(e)    Employee Benefit Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto: (i) with respect to any Plan (other than any Multiemployer Plan) that is subject to Title IV of ERISA, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or (iii) any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
(f)    Supplemental Indentures — promptly, and in any event within five Business Days after the execution and delivery thereof, a copy of any indenture supplemental to the Indenture that the Borrower from time to time may hereafter execute and deliver which amends the Indenture in any material respect;
(g)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Borrower or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(h)    Requested Information — with reasonable promptness following any request therefor, (i) such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any of its Subsidiaries (including actual copies of the Borrower’s Form 10-Q and Form 10-K, if the Borrower files such forms with the SEC) or relating to the ability of the Borrower to perform its obligations under any Loan Document, as the Lender may reasonably request, and (ii) such other information with documentation required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act and the Beneficial Ownership Regulation), as from time to time may be reasonably requested by the Lender;
(i)    Notice of Interest Rate Adjustment Event — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Interest Rate Adjustment Event, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto; and
(j)    Beneficial Ownership Certification — any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in part (c) or (d) of such certification.
SECTION 5.02. Compliance Certificates. Each set of financial statements delivered to the Lender pursuant to Section 5.01(a) or Section 5.01(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)    Covenant Compliance — setting forth (i) a statement as to whether the Borrower was in compliance with the requirements of Sections 13.6 and 13.15 of the Indenture during the quarterly or annual period covered by the statements then being furnished, (ii) solely in connection with the delivery of financial statements pursuant to

Section 5.01(b), the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Section 13.14 of the Indenture and (iii) to the extent the Borrower issued Additional Obligations under the Indenture during the period covered by the statements being furnished, any calculations that the Borrower provided to the Trustee to show compliance with the Indenture in connection with the issuance of the Additional Obligations (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b)    Default or Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and of the Indenture and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.
SECTION 5.03. Visitation. The Borrower shall permit the representatives of the Lender:
(a)    No Default — if no Default or Event of Default then exists, at the expense of the Lender and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Borrower to visit and inspect any of the offices or properties of the Borrower or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries), all at such times and as often as may be requested.
SECTION 5.04. Compliance with Laws. Without limiting Section 6.03, the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 3.15) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 5.05. Insurance. The Borrower will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
SECTION 5.06. Maintenance of Properties. The Borrower will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 5.06. shall not prevent any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower and such Subsidiary have concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.07. Payment of Taxes. The Borrower will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that any Subsidiary does not need to pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.08. Corporate Existence, Etc. The Borrower will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Borrower or a wholly-owned Subsidiary) and all rights and franchises of its Subsidiaries unless, in the good faith judgment of the Borrower or such Subsidiary, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 5.09. Books and Records. The Borrower will cause each of its Subsidiaries to maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Subsidiary.

SECTION 5.10. CoBank Equity and Security.
(a) So long as CoBank (or its affiliate) is a Lender hereunder, the Borrower shall (i) maintain its status as an entity eligible to borrow from CoBank (or its affiliate) and (ii) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank (or its affiliate) may not exceed the maximum amount permitted by CoBank’s Bylaws and Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (x) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (y) CoBank’s Notice to Prospective Stockholders and (z) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the CoBank Equities as well as capitalization requirements, and agrees to be bound by the terms thereof.
(b)    Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitment or outstanding Loans hereunder on a non-patronage basis.
(c)    Notwithstanding anything herein or in any other Loan Document, each party hereto acknowledges that: (i) CoBank has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the CoBank Equities and/or set off the value thereof or of any cash patronage against the Obligations; (iii) during the existence of any Event of Default, CoBank may at its sole discretion, but shall not be required to, without notice except as required by applicable law, retire and cancel all or part of the CoBank Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Obligations for such value as may be required pursuant applicable law and CoBank’s Bylaws and Capital Plan (as each may be amended from time to time); (iv) the CoBank Equities shall not constitute security for the Obligations due to any other party; (v) to the extent that any of the Loan Documents create a Lien on the CoBank Equities, such Lien shall be for CoBank’s (or its affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Obligations are currently due and payable; and (vii) CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower, or at any other time, either for application to the Obligations or otherwise. The Borrower acknowledges that any corresponding tax liability associated with CoBank’s application of the value of the CoBank Equities to any portion of the Obligations is the sole responsibility of the Borrower.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitment has expired or terminated and the principal of and interest on each Loan and all amounts payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:
SECTION 6.01. Transactions with Affiliates. The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or any Subsidiary), except pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
SECTION 6.02. Line of Business. The Borrower will not engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as whole, are engaged on the date of this Agreement.
SECTION 6.03. Economic Sanctions, Etc. The Borrower will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of any Loan) with any Person if such investment, dealing or transaction (i) would cause the Lender or any affiliate of the Lender to be in violation of, or subject to sanctions under, any law or regulation applicable to the Lender, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
ARTICLE VII
[RESERVED]
ARTICLE VIII
[RESERVED]

ARTICLE IX
MISCELLANEOUS
SECTION 9.01. Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communication, as follows:
(i)    if to the Borrower, to it at 1717 East Interstate Avenue, Bismarck, North Dakota 58503, Attention of Christopher Johnson, Senior Vice President and Chief Financial Officer (Telephone No. (701) 557-5330, Email Address: [***]), with a copy to Sarah Scherm, Vice President and Treasurer, (Telephone No. (701) 557-5331, Email Address: [***]);
(ii)    if to the Lender, to the Lender at the address specified for such communications in Schedule 1, or at such other address as the Lender shall have specified to the Borrower in writing; or
(iii)    if to the Trustee, to the Trustee at its address set forth in Section 1.3 of the Indenture or at such other address as the Trustee shall have specified to the Borrower and each other party hereto in writing.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (b).
(b)    Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(c)    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Lender; provided that the foregoing does not apply to notices pursuant to Article II.  The Borrower and, except as stated in this paragraph, the Lender agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)    Electronic Delivery of Information. Financial statements, opinions of independent certified public accountants, other information and Compliance Certificates that are required to be delivered by the Borrower pursuant to Sections 5.01 and 5.02 shall be deemed to have been delivered if (i) the Borrower delivers such documents to the Lender by e-mail at the e-mail address designated by the Lender from time to time and communicated to the Lender in accordance with this Section 9.01, (ii) such documents are timely posted by or on behalf of the Borrower on a website to which the Lender is entitled to delivery hereunder has free access, or (iii) the Borrower or any Subsidiary shall have filed reports containing the information required by Section 5.01(a), 5.01(b) or 5.01(c) with the SEC as if it were subject to Section 13 or Section 15(d) of the Exchange Act (regardless of whether it was actually then subject to Section 13 or 15(d) of the Exchange Act), provided that the Borrower shall continue to deliver the Compliance Certificate(s) satisfying the requirements of Section 5.02 in the manner permitted by this Agreement; provided however, that in no case shall access to such financial statements, Compliance Certificates and other documents be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 9.12); provided, further, that the Borrower shall have given the Lender prior written notice, which may be by e-mail, by notification from Intralinks® or similar website or in accordance with Section 9.01, (x) in the case of clause (ii), of such posting in connection with each delivery, and (y) in the case of clause (iii), that the Borrower or such Subsidiary has commenced filing reports with the SEC and that they will be available via the SEC’s EDGAR portal; provided further, that upon request of the Lender to receive paper copies of such documents or to receive them by e-mail, the Borrower will promptly e-mail them or deliver such paper copies, as the case may be, to the Lender. Delivery of any such documents to the Lender pursuant to this Section 9.01(d) shall be deemed effective under this Agreement notwithstanding any contrary delivery instructions set forth herein, unless the Lender notifies the Borrower otherwise prior to the Borrower’s delivery of such documents under this Section 9.01(d).
(e)    Electronic Systems.
(i)    The Borrower agrees that the Lender may, but shall not be obligated to, make the Communications (as defined below) available to any Participant by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Lender is provided “as is” and “as available.” Neither the Lender nor any of its Related Parties warrants the adequacy of such Electronic System and expressly disclaims liability for errors or omissions in the Communications not resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Lender and any of its Related Parties in connection with the Communications or any Electronic System. In no event shall the Lender or any of its Related Parties have any liability to the Borrower or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Lender’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02. Waivers; Amendments.
(a)    No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that the Lender would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.
(b)    No provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.
(c)    Any entity that is a member of the Farm Credit System that (a) has purchased a participation in the Loans in the minimum amount of $5,000,000 after the date hereof and (b) is, by written notice to the Borrower, designated as being entitled to be accorded the rights of a voting participant (each a “Voting Participant”), shall be entitled to vote (and the voting rights of the Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action.
SECTION 9.03. Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Lender in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any outside counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Lender and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all loss, liability and expense (including reasonable external attorneys’ fees) arising from any misrepresentation or nonfulfillment of any undertaking on the part of the Borrower under this Agreement; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    [Reserved].
(d)    Payments. All amounts due under this Section shall be payable not later than fifteen (15) days after receipt of written demand therefor.
(e)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.04. Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except pursuant to a transaction permitted by Article XI of the Indenture, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any Note without the prior written consent of the Lender. Except as provided below, the Lender may not assign or delegate any of its rights or duties under any of the Loan Documents without the written consent of the Borrower.
(b)    Lender Assignment and Delegation. The Lender may assign or delegate all of its rights and duties under the Loan Documents to another lender reasonably approved by the Borrower (provided that the Borrower shall not have the right to approve such lender if a Default or an Event of Default then exists); provided that such assignment (i) shall not be made to any Person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code and (ii) shall transfer all of the Lender’s rights and duties hereunder.
(c)    Participations. The Lender may at any time, without the consent of, or notice to, the Borrower sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by the Lender to its Participant(s).
Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 2.08 (subject to the requirements and limitations therein, including the requirements under Section 2.08(g) (it being understood that the documentation required under Section 2.08(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.10 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.07 or 2.08, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender. If the Lender sells a participation, the Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
The Lender may, in connection with any participation or proposed participation pursuant to this Section 9.04, disclose to the Participant or proposed Participant any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such Participant or proposed Participant shall execute an agreement whereby such participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.
(d)    Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority having jurisdiction over the Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.07, 2.08 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof from the Borrower, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender or such Affiliates, irrespective of whether or not the Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidential Information. For the purposes of this Section 9.12, “Confidential Information” means information delivered to the Lender by or on behalf of the Borrower or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by the Lender as being confidential information of the Borrower or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to the Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Lender or any person acting on the Lender’s behalf, (c) otherwise becomes known to the Lender other than through disclosure by the Lender or any Subsidiary or (d) constitutes financial statements delivered to the Lender under Section 5.01 of this Agreement that are otherwise publicly available. The Lender will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by the Lender in good faith to protect confidential information of third parties delivered to the Lender, provided that the Lender may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Loans), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 9.12, (iii) the Trustee, (iv) any Person from which it offers to purchase any security of the Borrower (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 9.12), (v) any federal or state or provincial regulatory authority having jurisdiction over the Lender, (vi) any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio, or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (1) to effect compliance with any law, rule, regulation or order applicable to the Lender, (2) in response to any subpoena or other legal process, (3) in connection with any litigation to which the Lender is a party or (4) if an Event of Default has occurred and is continuing, to the extent the Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under any Loan Document; provided that in the case of (v), (vi) or (vii) (other than subclause (4) thereof), the Lender shall exercise commercially reasonable efforts to notify the Borrower of such disclosure unless such notification is prohibited by law; provided, further, that any failure by the Lender to exercise such commercially reasonable efforts or to provide such notice shall not constitute a breach of this Section 9.12. Each Participant will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 9.12 as though it were a party to this Agreement.
In the event that as a condition to receiving access to information relating to the Borrower or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement or the other Loan Documents, the Lender is required to agree to a confidentiality undertaking (whether through Intralinks®, another secure website, a secure virtual workspace or otherwise) that is different from this Section 9.12, this Section 9.12 shall not be amended thereby and, as between the Lender and the Borrower, this Section 9.12 shall supersede any such other confidentiality undertaking.
SECTION 9.13. USA PATRIOT Act. The Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA PATRIOT Act.
SECTION 9.14. No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the Lender and its Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Borrower acknowledges that the Lender and its Affiliates may be providing financing, equity capital, financial advisory and/or other services to parties whose interests conflict with the Borrower’s interests.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

BASIN ELECTRIC POWER COOPERATIVE

By	/s/ Todd Brickhouse
Name: Todd Brickhouse
Title: Chief Executive Officer and General Manager

COBANK, ACB, as Lender

By	/s/ Jared A. Greene
Name: Jared A. Greene
Title: Assistant Corporate Secretary
Signature Page to Term Loan Agreement
Basin Electric Power Cooperative

SCHEDULE 2.05(a)(i)
REPAYMENT OF PRINCIPAL OF INITIAL TERM LOAN

Payment Date	Principal Amount
5/15/2029	$4,286,659.00
11/15/2029	$4,286,659.00
5/15/2030	$7,104,065.00
11/15/2030	$7,104,065.00
5/15/2031	$10,824,146.00
11/15/2031	$10,824,146.00
5/15/2032	$1,666,667.00
11/15/2032	$1,666,667.00
5/15/2033	$7,792,040.00
11/15/2033	$7,792,040.00
5/15/2034	–
11/15/2034*	$36,652,846.00
$100,000,000.00
*Maturity Date

SCHEDULE 2.05(a)(ii)
REPAYMENT OF PRINCIPAL OF INCREMENTAL TERM LOAN

Payment Date	Principal Amount
5/15/2029	$4,286,659.00
11/15/2029	$4,286,659.00
5/15/2030	$7,104,065.00
11/15/2030	$7,104,065.00
5/15/2031	$10,824,146.00
11/15/2031	$10,824,146.00
5/15/2032	$1,666,667.00
11/15/2032	$1,666,667.00
5/15/2033	$7,792,040.00
11/15/2033	$7,792,040.00
5/15/2034	–
11/15/2034	–
5/15/2035*	$36,652,846.00
$100,000,000.00
*Maturity Date